Exhibit 99.1

For Immediate Release
April 20, 2010

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported net income for the three months ended March 31, 2010 of $499,000, or $0.26 per share of common stock, basic and diluted, compared to net income of $501,000, or $0.26 per share of common stock, basic and diluted, for the three months ended March 31, 2009.  Net income decreased $2,000 during the first quarter of 2010, as compared to the same period of 2009, primarily due to a decrease of $103,000 in net interest income and an increase of $32,000 in other expense, partially offset by decreases of $75,000 in the provision for loan losses and $12,000 in income taxes and an increase of $46,000 in other income.

The $103,000 decrease in net interest income during the first quarter of 2010 reflects a greater decrease in interest income than interest expense.  We experienced decreases of $539,000 in interest income and $436,000 in interest expense during the first three months of 2010, compared to the same period of 2009.  While net interest income has benefitted from a steepening yield curve as lower short-term market rates of interest have resulted in our deposits repricing faster than our loans, our interest income has also been impacted by a decrease of $168,000 in income on mortgage-backed securities.  This decrease in income on mortgage-backed securities reflects accelerated premium amortization resulting from faster national prepayment speeds on mortgage-backed securities.

Other income increased $46,000 during the first quarter of 2010 primarily due to increases of $124,000 in commission income, $82,000 in service charges on deposit accounts, and $80,000 in gains on sales of securities, partially offset by a decrease of $233,000 in income from mortgage banking operations.  Loan sales decreased during the first quarter of 2010 from the same period of 2009 due to a slight increase in mortgage rates.  Other expense increased $32,000 mostly due to an increase of $37,000 in compensation and benefits expense during the first three months of 2010.  The decrease of $75,000 in provision for loan losses reflects the decrease in total loans.

Total assets at March 31, 2010 increased to $289.4 million from $288.8 million at December 31, 2009.  Total deposits at March 31, 2010 were $255.1 million, compared to $254.7 million at December 31, 2009.  Total stockholders’ equity was $25.6 million at March 31, 2010 and $25.3 million at December 31, 2009.  At March 31, 2010, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.8%, 11.0%, and 12.2%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended March 31, 2010, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.